UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

SUTRO BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38662	47-0926186
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Utah Avenue, Suite 150,

South San Francisco, California, 94080

(Address of principal executive offices) (Zip Code)

(650) 392-8412

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2020, Sutro Biopharma, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Five Prime Therapeutics, Inc. (the “Sublessor”), for approximately 115,466 square feet, located at 111 Oyster Point Boulevard, South San Francisco, California (the “Premises”). The Company expects to use the Premises as its new corporate headquarters and for research and development purposes. The commencement date for the first 85,755 square feet is the last to occur of (a) the date nine months after the date of the written consent of the Landlord (as defined below), (b) the date seven months after the date the Sublessor vacates and delivers the Premises to the Company in accordance with certain requirements and subject to certain limitations, or (c) April 1, 2021 (the “Initial Premises Commencement Date”); provided that the Company will have the right to accelerate the Initial Premises Commencement Date under certain conditions. The Sublease is subordinate to the lease agreement, effective December 12, 2016, between the Sublessor and HCP Oyster Point III LLC (the “Landlord”). The commencement date for the remainder 29,711 square feet of the Premises (the “Expansion Premises”) is the later of (a) 24 months following the Initial Premises Commencement Date and (b) the date the Sublessor delivers the Expansion Premises to the Company in accordance with certain requirements (the “Expansion Premises Commencement Date”); provided that the Company will have the right to accelerate the Expansion Premises Commencement Date to an earlier date upon six months’ prior written notice to the Sublessor. The Lease will expire on December 31, 2027. Assuming an Initial Premises Commencement Date of April 1, 2021, the aggregate estimated base rent payments due over the term of the Lease is approximately $47.7 million, excluding the approximately $5.2 million in potential financial benefit to the Company of base rent abatement to be provided by Sublessor for months 7 – 18 of the Sublease period, subject to certain terms contained in the Sublease.

The Company will post a security deposit in the amount of approximately $860,000.00, either in cash or, at Company’s election, in the form of a letter of credit, which is subject to use by the Sublessor under certain circumstances, per the terms of the Sublease.  The Sublease contains customary provisions requiring the Company to pay its pro rata share of utilities and a portion of the operating expenses and certain taxes, assessments and fees of the Premises and provisions allowing the Sublessor to terminate the Sublease upon the termination of the lease with the Landlord or if the Company fails to remedy a breach of certain of its obligations within specified time periods.

The foregoing description of the Sublease is qualified in its entirety by reference to the Sublease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Sublease is incorporated into this Item 2.03 by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutro Biopharma, Inc.

Date: September 3, 2020	By:	/s/ Edward Albini
Edward Albini
Chief Financial Officer